Exhibit 10.46

NEKTAR THERAPEUTICS

(FORMERLY KNOWN AS INHALE THERAPEUTIC SYSTEMS, INC.)

SEVERANCE BENEFIT PLAN

Section 1.      INTRODUCTION.

                The Nektar Therapeutics Severance Benefit Plan (the “Plan”) was established effective December 6, 2002.  The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Nektar Therapeutics (the “Company”) or an affiliate of the Company whose employment with the Company or an affiliate of the Company is involuntarily terminated.  This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company or any affiliate of the Company.  This Plan document also is the Summary Plan Description for the Plan.

Section 2.      ELIGIBILITY FOR BENEFITS.

(a)          General Rules.  Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to Eligible Employees.

(1)         Definition of “Eligible Employee.”  For purposes of this Plan, an Eligible Employee is a full-time or a part-time regular hire employee of the Company or any affiliate of the Company resident in the United States (i) whose employment is involuntarily terminated by the Company or an affiliate of the Company as a result of the elimination of his or her job position and (ii) who is notified by the Company in writing that he or she is eligible for participation in the Plan.  The determination of whether an employee is an Eligible Employee shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons.  For purposes of this Plan, part-time employees are those regular hire employees who are regularly scheduled to work more than twenty (20) hours per week but less than a full-time work schedule.  Regular hire employees working twenty (20) hours per week or less and temporary employees are not eligible for severance benefits under the Plan.

(2)         In order to be eligible to receive benefits under the Plan, an Eligible Employee must remain on the job until his or her date of termination as scheduled by the Company.

(3)         In order to be eligible to receive benefits under the Plan, an Eligible Employee also must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms.  The Company, in its discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(b)          Exceptions to Benefit Entitlement.  An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

(1)         The employee has executed an individually negotiated employment contract or agreement with the Company or an affiliate of the Company relating to severance benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 3(c) below does not entirely eliminate benefits under this Plan.

(2)         The employee is involuntarily terminated for any reason other than the elimination of the employee’s job position.

(3)         The employee voluntarily terminates employment with the Company or an affiliate of the Company.  Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(4)         The employee voluntarily terminates employment with the Company or an affiliate of the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company.

(5)         The employee is offered an identical or substantially equivalent or comparable position with the Company or an affiliate of the Company.  For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the employee substantially the same level of responsibility and compensation.

(6)         The employee is offered immediate reemployment by a successor to the Company or an affiliate of the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company or an affiliate of the Company or a sale of substantially all of the assets of a division or business unit of the Company or an affiliate of the Company.  For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an affiliate of the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay as a result of the change in ownership of the Company or an affiliate of the Company or the sale of its assets.

(7)         The employee is rehired by the Company or an affiliate of the Company prior to the date benefits under the Plan are scheduled to commence.

AMOUNT OF BENEFIT.

(c)          Severance Benefits.  Severance benefits under the Plan, if any, shall be provided to Eligible Employees described in Section 2 in the amount provided in Appendix A, as such Appendix A may be revised by the Company, in its sole discretion, from time to time.

(d)          Additional Benefits.  Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits in addition to those pursuant to Section 3(a) to Eligible Employees or employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Company, in its sole discretion, and the provision of any such benefits to an Eligible Employee or a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other Non-Eligible Employee, even if similarly situated.  If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (with the exception of Section 3(a)) shall be deemed to refer to such Non-Eligible Employee.

(e)          Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment.  The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

TIME OF PAYMENT AND FORM OF BENEFIT.

The Company reserves the right to determine whether severance benefits under the Plan, if any, shall be paid in a single sum, in installments, or in any other form and to choose the timing of such payments.  All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes.  If an Eligible Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.  In no event shall payment of any Plan benefit be made prior to the Eligible Employee’s termination date or prior to the effective date of the release described in Section 2(a)(3).

Section 3.      REEMPLOYMENT.

In the event of an Eligible Employee’s reemployment by the Company or an affiliate of the Company during the period of time in respect of which severance benefits pursuant to Sections 3(a) and 3(b) have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)          Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)          Amendment or Termination.  The Company reserves the right to amend or terminate this Plan (including Appendix A) or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Employee whose termination date has occurred prior to amendment or termination of the Plan.  Any action amending or terminating the Plan shall be in writing and executed by the Chief Executive Officer or Chief Financial Officer of the Company.

NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or an affiliate of the Company or (ii) to interfere with the right of the Company or an affiliate of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

CLAIMS, INQUIRIES AND APPEALS.

(c)          Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070

(d)          Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)         the specific reason or reasons for the denial;

(2)         references to the specific Plan provisions upon which the denial is based;

(3)         a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)         an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 9(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(e)          Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(f)            Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)         the specific reason or reasons for the denial;

(2)         references to the specific Plan provisions upon which the denial is based;

(3)         a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)         a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(g)         Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(h)         Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 9, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

OTHER PLAN INFORMATION.

(i)            Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94–3134940.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(j)            Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(k)        Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070

(l)            Plan Sponsor and Administrator.  The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070

The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 631-3100.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Nektar Therapeutics) are entitled to certain rights and protections under ERISA.  If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

(b)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(c)           Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of December 6, 2002, Nektar Therapeutics has caused its duly authorized officer to execute the same this 6th day of December 2002.

NEKTAR THERAPEUTICS

By:	/s/ BRIGID A. MAKES

Title:	Chief Financial Officer, Vice President, Finance and Administration